Exhibit 2.2

AGREEMENT TO ACCEPT INTERESTS

IN SATISFACTION OF OBLIGATIONS

This AGREEMENT TO ACCEPT INTERESTS IN SATISFACTION OF OBLIGATIONS (the “Agreement”), dated as of December 10, 2021, by and among Belpointe PREP, LLC, a Delaware limited liability company (the “Company”), BPOZ 1991 Main QOZB, LLC, a Delaware limited liability company and indirect majority owned subsidiary of the Company (“BPOZ 1991 Main QOZB” and, together with the Company, the “Acquirors”) and Belpointe Investment Holding, LLC, a Delaware limited liability company (“BI Holding”) is effective as of the 30th date of November, 2021 (the “Effective Date”). Each of the Acquirors and BI Holding may hereinafter be referred to individually as a “Party” and together as the “Parties.”

WHEREAS, pursuant to the terms of an Agreement and Plan of Merger, dated April 21, 2021 (the “Merger Agreement”), by and among the Company, BREIT Merger, LLC, a Delaware limited liability company (“BREIT Merger”) and wholly-owned subsidiary of the Company, and Belpointe REIT, Inc., a Maryland corporation (“Belpointe REIT”), BREIT Merger commenced an offer (the “Offer”) to exchange each outstanding share of common stock, par value $0.01 per share (the “Common Stock”), of Belpointe REIT validly tendered in the Offer for 1.05 Class A units, with any fractional Class A units rounded up to the nearest whole unit;

WHEREAS, the purpose of the Offer was for the Company to acquire control of the entire equity interest in Belpointe REIT while at the same time preserving the status of Belpointe REIT’s investments as qualified opportunity zone investments;

WHEREAS, as of expiration of the Offer, a majority of the aggregate voting power of the shares of Belpointe REIT’s Common Stock had been validly tendered to BREIT Merger;

WHEREAS, in accordance with the terms of the Merger Agreement, effective September 14, 2021, Belpointe REIT completed the sale of its 99.99% interest (the “Interest”) in BPOZ 1991 Main, LLC, a Delaware limited liability company (“BPOZ 1991 Main”), and indirect wholly-owned subsidiary of Belpointe REIT, to BI Holding (the “QOZB Sale”), for purposes of preserving the status of BPOZ 1991 Main as qualified opportunity property;

WHEREAS, the principal asset of BPOZ 1991 is a certain real property located at 1991 Main Street, Sarasota, Florida (the “1991 Main”);

WHEREAS, in connection with the QOZB Sale, Belpointe REIT lent BI Holding $24,773,000 pursuant to the terms of a secured promissory note (the “Secured Note”) bearing interest at a rate of 5% calculated on the basis of a 365/366-day year and the actual number of days elapsed due and payable September 14, 2022;

WHEREAS, BI Holding used the proceeds of the Secured Note to consummate the QOZB Sale;

WHEREAS, in accordance with the terms of the Merger Agreement, effective October 1, 2021, Belpointe REIT converted from a Maryland corporation to a Maryland limited liability company named BREIT, LLC (“BREIT”), and, effective October 14, 2021, BREIT merged with and into BREIT Merger, with BREIT Merger surviving entity (the “Merger”);

WHEREAS, in connection with the Merger, the Company acquired the Secured Note

WHEREAS, as of the Effective Date, $262,946.29 in interest had accrued under the terms of the Secured Note (the “Accrued Interest”);

WHEREAS, on as of the Effective Date, BI Holding made a payment to the Company in the amount of the Accrued Interest; and

WHEREAS, it has been proposed that the Acquirors acquire the Interest from BI Holding in full satisfaction of BI Holding’s obligations under the terms of the Secured Note.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.       Acceptance of Interest in Satisfaction of Secured Note. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), BI Holding agrees to transfer to the Acquirors, and the Acquirors agrees to accept from BI Holding, the Interest free and clear of all liens (other than restrictions on transfer under applicable law and liens in favor of the Company) together with any and all rights, privileges and interests in BPOZ 1991 Main resulting from, associated with or arising from the Interest, in exchange for the full satisfaction and discharge of BI Holding’s obligations under the terms of the Secured Note.

2.       Closing. Subject to the terms and conditions of this Agreement, the closing of the transfer of the Interest and satisfaction and discharge of the Secured Note (the “Closing”) shall take place effective as of 9:00 a.m. Eastern Time, electronically, by exchange of documents and certificates, on the date hereof (or by such other method, at such other time or on such other date as BI Holding and Company may mutually agree upon in writing) (the day on which the Closing takes place, the “Closing Date”).

3.       Transactions Effected at the Closing. The following transactions will occur at the Closing (a) the Company shall surrender the Secured Note to the BI Holding for cancellation, (b) automatically and without further action of the Parties, the Secured Note shall be terminated and cancelled with immediate effect and that none of the Parties hereto shall have any further rights or obligations thereunder, and (c) the Parties shall execute and deliver the this Agreement, the Assignment and Acceptance of Membership Interest, substantially in the form attached as Exhibit A (the “Assignment”) and such other documents and agreements as are customary and reasonably necessary to effectuate the transactions hereunder.

4.       BI Holding’s Representations and Warranties. BI Holding hereby represents and warrants to the Acquirors that the following statements are true and correct as of the date hereof and will be true and correct as of the Closing Date:

(a)       Commitments. There are no commitments, options or contracts under which BI Holding is or may be obligated to otherwise transfer the Interest.

(b)       Consents. No approval, consent, waiver or filing with any third party, including but not limited to, any governmental bodies, agencies or instrumentalities, is required for the execution or delivery of this Agreement, the Assignment or the consummation of the transactions contemplated hereby or thereby, other than approvals, consents, waivers or filings which have been obtained or made prior to the Closing.

(c)       Title to Interest and Property; Liens and Encumbrances. BI Holding is the legal and beneficial owners of the Interest and has, and will transfer and convey to the Acquirors, good title to the Interest free and clear of all mortgages, liens, options, claims, encumbrances and other security arrangements or restrictions of any kind, other than those in favor of the Company. BPOZ 1991 Main is the legal and beneficial owner of 1991 Main and has good title to 1991 Main free and clear of all mortgages, liens, options, claims, encumbrances and other security arrangements or restrictions of any kind, other than liens for accrued but unpaid property taxes and the mortgage, loan agreement and related agreements in favor of First Florida Integrity Bank (the “Bank”).

(d)       Authority. BI Holding has full power, right and authority to enter into, execute and perform this Agreement and the Assignment in accordance with the terms hereof and thereof, and this Agreement, the Assignment and any other documents to be executed and delivered by BI Holding hereunder or thereunder are, and upon the execution and delivery thereof will be, the legal, valid and binding obligations of BI Holding, enforceable against it in accordance with their terms except as the same may be limited by applicable laws relating to bankruptcy, insolvency or creditors’ rights generally.

(e)       Brokerage. There are no brokerage commissions due or payable with respect to the sale of the Interest under this Agreement.

(f)       Compliance with Laws and Contracts. After obtaining the consent of the Bank, the execution, delivery and performance of this Agreement and the Assignment by BI Holding in compliance with the terms and provisions hereof and thereof do not conflict with, result in a breach of or constitute a default or acceleration under, or the creation of any lien or security interest under (or result in an occurrence which with the lapse of time or action by a third party or both could result in a breach, default or acceleration or the creation of such a lien or security interest) any of the terms, conditions or provisions of any mortgage, lien or other security arrangements or any agreement or instrument or any other restriction of similar kind or character to which BI Holding is a party or by which its property may be bound or affected, or by any law, statute, rule, regulation, ordinance, writ, order, decree or judgment to which BI Holding is subject or by which its property, including, but not limited to, the Interest, may be bound or affected.

(g)       Legal Matters. There is no action, suit, inquiry, proceeding or investigation by or before any court or governmental agency, or other regulatory or administrative agency or commission, pending, or, to the best of BI Holding’s knowledge after due inquiry, threatened against or involving BI Holding which will, or could, have any adverse effect on the Interest or which questions or challenges the validity of this Agreement or any action taken or to be taken by BI Holding pursuant to this Agreement, including without limitation the Assignment, or in connection with the transactions contemplated hereby or thereby. BI Holding is not subject to any judgment, order or decree entered in any lawsuit or proceeding which may have an adverse effect on the Interest.

(h)       Organization and Authority. BI Holding is a limited liability company duly formed and validly existing under the laws of the State of Delaware. The manager of BI Holding executing this Agreement on the part of BI Holding has the authority under the governing certificate of formation and limited liability company operating agreement necessary for (i) the authorization, execution, delivery and performance by BI Holding of this Agreement, the Assignment and the other instruments and documents contemplated hereby and thereby, and (ii) the consummation of the transactions contemplated hereby and thereby.

5.       Acquirors’ Representations and Warranties. The Acquirors hereby represent and warrant to BI Holding that the following statements are true and correct as of the date hereof and will be true and correct as of the Closing Date:

(a)       Acquirors’ Authority. The Acquirors have full power, right and authority to enter into, execute and perform this Agreement and the Assignment in accordance with the terms hereof and thereof, and this Agreement, the Assignment and any other documents to be executed and delivered by the Acquirors hereunder or thereunder are, and upon the execution and delivery thereof will be, the legal, valid and binding obligations of the Acquirors, enforceable against it in accordance with their terms except as the same may be limited by applicable laws relating to bankruptcy, insolvency or creditors’ rights generally.

(b)       Compliance with Laws and Contracts. The execution, delivery and performance of this Agreement and the Assignment by the Acquirors in compliance with the terms and provisions hereof and thereof do not conflict with, result in a breach of or constitute a default or acceleration under, or the creation of any lien or security interest under (or result in an occurrence which with the lapse of time or action by a third party or both could result in a breach, default or acceleration or the creation of such a lien or security interest) any of the terms, conditions or provisions of any mortgage, lien or other security arrangements or any agreement or instrument or any other restriction of similar kind or character to which the Acquirors are a party to or by which they or their property may be bound or affected or by any law, statute, rule, regulation, ordinance, writ, order, decree or judgment to which the Company is subject or by which it or its property may be bound or affected.

(c)       Authorizations. All authorizations, consents, approvals, waivers, exemptions from or filings with any court or governmental department, commission, bureau or agency which are or will be necessary for the valid execution, delivery or performance by the Acquirors of this Agreement and the Assignment have been obtained or made.

(d)       Brokerage. There are no brokerage commissions due or payable with respect to the purchase of the Interest by the Acquirors under this Agreement.

(e)       Organization and Authority. The Acquirors are limited liability companies duly formed and validly existing under the laws of the State of Delaware. The manager of the Acquirors executing this Agreement on the part of the Acquirors has the authority under the governing certificate of formation and limited liability company operating agreement necessary for (i) the authorization, execution, delivery and performance by the Acquirors of this Agreement, the Assignment and the other instruments and documents contemplated hereby and thereby, and (ii) the consummation of the transactions contemplated hereby and thereby.

(f)       Information about BPOZ 1991 Main and 1991 Main. The Company has had adequate opportunity to examine the books and records of BI Holding and the books and records of BPOZ 1991 Main with respect to 1991 Main to the full extent the Company desired. Except as set forth herein, the Company acknowledges and agrees that it: (i) has received no representations or warranties from BI Holding; and (ii) is as fully informed as the Company desires with respect to the business, assets and prospects of BPOZ 1991 Main and 1991 Main.

6.       Survival of Representations, Warranties and Covenants. All representations, warranties and covenants contained herein shall survive the execution of this Agreement and the Closing Date. All statements contained herein or in any certificate, schedule, list, exhibit, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties contained herein.

7.       Indemnification.

(a)       By BI Holding. Subject to the terms of this Section 7, BI Holding covenants and agrees to indemnify and hold the Acquirors harmless from and against any loss, damage or expense (including, without limitation, reasonable attorneys’ fees) (collectively, the “Losses”) suffered by the Acquirors which arises out of or results from: (i) any breach by BI Holding of this Agreement in whole or in part or any other document or instrument executed pursuant hereto or in connection herewith other than a breach caused by the Company; (ii) any inaccuracy in any of the representations and warranties made by BI Holding in this Agreement except where the event or circumstances giving rise to such inaccuracy is caused by the Company; or (iii) the activities or operations of BPOZ 1991 Main prior to the Closing Date.

(b)       By the Acquirors. Subject to the terms of this Section 7, the Acquirors, jointly and severally, covenant and agree to indemnify and hold BI Holding harmless from and against any Losses suffered by BI Holding which arises out of or results from: (i) any breach by the Acquirors of this Agreement in whole or in part or any other document or instrument executed pursuant hereto or in connection herewith other than a breach caused by BI Holding; (ii) any inaccuracy in any of the representations and warranties made by the Acquirors in this Agreement except where the event or circumstances giving rise to such inaccuracy is caused by BI Holding; or (iii) the activities or operations of BPOZ 1991 Main on or after the Closing Date.

(c)       Procedure for Claims.

(i)       Within 30 days after obtaining knowledge of any claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, the person seeking indemnification shall give written notice of such claim (“Notice of Claim”) to the Party from whom indemnification is sought. The Notice of Claim shall set forth a brief description of the facts giving rise to such claim and the amount (or a reasonable estimate) of the loss, damage or expense suffered, or which may be suffered, by the person seeking indemnification.

(ii)       Upon receiving the Notice of Claim, the indemnifying party shall resist, settle or otherwise dispose of such claim in such manner as it shall deem appropriate and shall be responsible for the payment of all expenses, including the reasonable fees and expenses of counsel. The indemnified person shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the indemnified person’s expense unless (i) the employment has been specifically authorized by the indemnifying party in writing, (ii) the indemnifying party has failed to assume the defense and employ counsel, or (iii) the named parties to any action (including any impleaded parties) include both the indemnifying party and indemnified person have been advised by such counsel that representation of the indemnifying party and indemnified person by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them (in which case, if the indemnified person notifies the indemnifying party in writing that the indemnified person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall have neither the right nor the obligation to assume the defense of such action on behalf of the indemnified person).

8.       Miscellaneous.

(a)       Additional Documents. From time to time after execution of this Agreement the Parties hereto will, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by any other Party hereto in order to carry out the purposes of this Agreement.

(b)       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

(c)       Entire Agreement. This Agreement contains the entire understanding between the Parties and shall not be modified except in writing by the Parties hereto. Furthermore, this Agreement supersedes any prior understandings or written or oral agreements between them respecting the within subject matter.

(d)       Headings. The descriptive headings of the sections of this Agreement are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

(e)       Notices. Any notice or other communication with respect to this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, by courier or by email, addressed to each respective Party at the last known address of such Party.

(f)       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If there is any provision of this Agreement or the application thereof to any Party or circumstance which shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the minimal extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or the application of such provision to other Parties or circumstances.

(g)       Governing Law. This Agreement, and the application or interpretation thereof, shall be exclusively governed by its terms and by the internal laws of the State of Delaware, without regard to principles of conflicts of laws as applied in the State of Delaware or any other jurisdiction which, if applied, would result in the application of any laws other than the internal laws of the State of Delaware.

(h)       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same document.

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Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement To Accept Interests in Satisfaction of Obligations as of the date first written above.

BI HOLDING:

BELPOINTE INVESTMENT HOLDING, LLC
a Delaware limited liability company

By:	/s/Brandon E. Lacoff
Brandon E. Lacoff, Manager

ACQUIRORS:

BELPOINTE PREP, LLC,
a Delaware limited liability company

By:	Belpointe PREP Manager, LLC,
its manager

By:	/s/Brandon E. Lacoff
Brandon E. Lacoff, Authorized Signatory

BELPOINTE PREP OC, LLC,
a Delaware limited liability company

By:	Belpointe PREP Manager, LLC,
its manager

By:	/s/Brandon E. Lacoff
Brandon E. Lacoff, Authorized Signatory

BPOZ 1991 MAIN QOZB, LLC,
a Delaware limited liability company

By:	Belpointe OZ Manager, LLC,
its manager

By:	/s/Brandon E. Lacoff
Brandon E. Lacoff, Authorized Signatory

Exhibit A

Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of December 10, 2021, by and among Belpointe PREP, LLC, a Delaware limited liability company (the “Company”), BPOZ 1991 Main QOZB, LLC, a Delaware limited liability company (“Assignee”), and indirect majority owned subsidiary of the Company, and Belpointe Investment Holding, LLC, a Delaware limited liability company (“Assignor”) is effective as of the 30th day of November, 2021.

WHEREAS, Assignor is the owner of a 99.99% membership interest in BPOZ 1991 Main, LLC, a Delaware limited liability company (“BPOZ 1991 Main”) pursuant to that certain Limited Liability Company Operating Agreement of BPOZ 1991 Main, LLC, dated November 1, 2019 (the “Operating Agreement”), a true, complete, and correct copy of which is attached hereto as Exhibit A; and

WHEREAS, Assignor desires to assign, transfer, and sell to Assignee its 99.99% membership interest in BPOZ 1991 Main, together with all other interest of Assignor in and to BPOZ 1991 Main (collectively, the “Assigned Interest”).

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       Assignment. Assignor hereby assigns and transfers to Assignee all of the Assignor’s right, title, and interest in and to the Assigned Interest, including all voting, consent, and financial rights now or hereafter existing and associated with ownership of the Assigned Interest.

2.       Representations and Warranties of Assignor. The Assignor represents and warrants that: (a) Assignor is the true and lawful owner of the Assigned Interest and has good title to the same; (b) the Assignor has made no prior assignment or sale of the Assigned Interest and that no other person or entity has any right, title, or interest therein; (c) the execution and delivery hereof by the Assignor and the assignment of all its right, title, and interest in and to the Assigned Interest does not contravene any agreement to which the Assignor is a party or by which it or its property, or BPOZ 1991 Main’s property, is bound; (d) no liens, encumbrances, charges, or security interests of any kind (other than those in favor of the Company) exist on the date hereof against the Assigned Interest; and (e) Assignor hereby warrants and defends title to the Assigned Interest to Assignee against the claims and demands of all persons.

3.       Representations and Warranties of Assignee. Assignee has been advised that the Assigned Interest is not registered under the Securities Act of 1933 nor under the securities laws of any state and represents, warrants, and agrees that: (a) Assignee is acquiring the securities represented by the Assigned Interest for its own account, solely for investment purposes, and not with a view to resale of said securities; (b) Assignee has such knowledge and experience in business and financial matters which enables it to be capable of evaluating the risks and merits of this investment; (c) Assignee is able to bear the economic risks of this investment; (d) the Assigned Interest will be not resold or otherwise transferred or assigned by Assignee without appropriate compliance with the registration provisions of the Securities Act of 1933 and applicable state blue sky laws or exemption therefrom; and (e) Assignee has been provided with access to all information which it deems material to formulating an investment decision and that such information has been sufficient to make an informed decision.

4.       Acceptance by Assignee. Assignee: (a) accepts the assignment of all of Assignor’s right, title, and interest in and to the Assigned Interest; and (b) agrees to be bound by all of the terms, covenants, and conditions of this Agreement and of the Operating Agreement.

5.       Absolute Conveyance. The conveyance of the Assigned Interest hereunder is an absolute transfer to Assignee, free and clear of all liens and restrictions (other than those in favor of the Company).

6.       Further Assurances. Assignor shall promptly execute and deliver to Assignee any additional instrument or other document which Assignee reasonably requests to evidence or better effect the assignment contained herein.

7.       Successors, and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

8.       Governing Law. This Agreement and all other instruments referred to herein shall be governed by, and shall be construed according to, the laws of the State of Delaware, without regard to conflict of law rules.

9.       Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original for all purposes, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by email shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

10.       Amendments and Modifications. This Agreement may not be modified or amended in any manner other than by a written agreement signed by the party to be charged.

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Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption Agreement as of the date set forth above.

ASSIGNOR:

Belpointe Investment Holding, LLC,
a Delaware limited liability company

By:	/s/Brandon E. Lacoff
Name:	Brandon Lacoff
Title:	Authorized Signatory

ASSIGNEE:

BPOZ 1991 Main QOZB, LLC,
a Delaware limited liability company

By:	/s/Brandon E. Lacoff
Name:	Brandon Lacoff
Title:	Authorized Signatory

AGREED TO AND ACCEPTED:

BPOZ 1991 Main, LLC,
a Delaware limited liability company

By:	/s/Brandon E. Lacoff
Name:	Brandon Lacoff
Title:	Authorized Signatory

Exhibit A

Operating Agreement